Exhibit 23.1



                CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the registration of 8,064,541 shares of Time Warner Inc. ("Time Warner") common stock and associated rights to purchase Series A Participating Cumulative Preferred Stock and to the incorporation by reference therein of our reports dated February 10, 1998, with respect to the (a) consolidated financial statements, schedule, and supplementary information of Time Warner and (b) consolidated financial statements and schedule of Time Warner Entertainment Company, L.P., filed with the Securities and Exchange Commission.


                                   ERNST & YOUNG LLP

New York, New York
March 31, 1998